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                                                                    EXHIBIT 9(A)

                     MANAGEMENT AND ADMINISTRATION AGREEMENT



                  AGREEMENT made this 27th day of April, 1998, between ALPINE EQUITY TRUST (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("Administrator"), having its principal place of business at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219.

                  WHEREAS, the Trust is an open-end management investment company, organized as a Massachusetts business trust and registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940 (the "1940 Act"); and

                  WHEREAS, the Trust desires to retain Administrator to furnish management and administration services to each of the investment portfolios of the Trust, all as now or hereafter may be created (individually referred to herein as a "Fund" and collectively referred to herein as the "Funds").

                  NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

                  1.       SERVICES AS MANAGER AND ADMINISTRATOR

                           Subject to the direction and control of the Board of
Trustees of the Trust, Administrator will assist in supervising all aspects of the operations of the Funds except those performed by the investment adviser for the Funds under its Investment Advisory Agreement, the custodian for the Funds under its Custodian Agreement, the transfer agent for the Funds under its Transfer Agency Agreement and the fund accountant for the Funds under its Fund Accounting Agreement. In addition, Administrator shall provide the services set forth in Schedule A attached hereto.

                           Administrator may, at its expense, subcontract with
any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Administrator shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Administrator shall be responsible, to the extent provided in Section 4 hereof, for all acts of such subcontractor as if such acts were its own.

                  2.       FEES; EXPENSES; EXPENSE REIMBURSEMENT

                           In consideration of services rendered and expenses
assumed pursuant to this Agreement, Administrator shall be entitled to receive the compensation set forth in the Omnibus Fee Agreement among Administrator, BISYS Fund Services, Inc., and the Trust dated April 27, 1998.



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                           For the purpose of determining fees payable to
Administrator, the value of the net assets of a particular Fund shall be computed in the manner described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Fund as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Fund.

                           Administrator will from time to time employ or
associate with itself such person or persons as Administrator may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be directors, officers, or employees who are employed by both Administrator and the Trust. The compensation of such person or persons shall be paid by Administrator and no obligation may be incurred on behalf of the Funds in such respect. Other expenses to be incurred in the operation of the Funds including taxes, interest, brokerage fees and commissions, if any, fees of Trustees who are not partners, officers, directors, shareholders or employees of Administrator or the investment adviser or distributor for the Funds, Commission fees and state Blue Sky qualification and renewal fees and expenses, investment advisory fees, custodian fees, transfer and dividend disbursing agents' fees, fund accounting fees including pricing of portfolio securities, service organization fees, certain insurance premiums, outside and, to the extent authorized by the Trust, inside auditing and legal fees and expenses, costs of maintenance of corporate existence, typesetting and printing prospectuses for regulatory purposes and for distribution to current shareholders of the Funds, costs of shareholders' and Trustees' reports and meetings and any extraordinary expenses will be borne by the Funds; provided, however, that the Funds will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the distribution of shares of the Funds.

                  3.       PROPRIETARY AND CONFIDENTIAL INFORMATION

                           Administrator agrees on behalf of itself and its
officers and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders, and not to disclose such information and records to third parties or use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

                  4.       LIMITATION OF LIABILITY

                           Administrator shall not be liable for any loss
suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also a director, employee, or agent of Administrator, who may be or become an officer, Trustee, employee, or agent of the Trust or the Funds shall be deemed, when rendering services


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to the Trust or the Funds, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as a director, employee, or agent or one under the control or direction of Administrator even though paid by it.

                  5.       TERM

                           The initial term of this Agreement (the "Initial
Term") shall be for a period commencing on the date first written above and ending on April 27, 1999. Thereafter, this Agreement shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 90 days prior to the expiration of the then-current term. Notwithstanding the foregoing, either party may terminate this Agreement without penalty, during the Initial Term or any subsequent one-year term, upon the provision of 90 days written notice to the other party.

                           Notwithstanding the foregoing, after a termination of
this Agreement, for so long as Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Administrator shall be entitled to collect from the Trust, in addition to the compensation described in this Section 5, the amount of all of Administrator's cash disbursements for services in connection with Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, Administrator will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

                           In the event that, in connection with a termination
of this Agreement, a successor to any of Administrator's duties or responsibilities hereunder is designated by the Trust by notice to Administrator, Administrator will promptly, upon such termination, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Administrator under this Agreement in a form reasonably acceptable to the Trust, and will cooperate in the transfer of such duties and responsibilities.

                  6. GOVERNING LAW AND MATTERS RELATING TO THE TRUST AS A MASSACHUSETTS BUSINESS TRUST

                           This Agreement shall be governed by the law of the
State of Ohio. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them



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individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.


ALPINE EQUITY TRUST                             BISYS FUND SERVICES OHIO, INC.



By:   /s/ Samuel A. Lieber                      By:    /s/ David Huber
     ---------------------------                      --------------------------
Title:         CEO                              Title:     President
      --------------------------                      --------------------------
Date:  September 17, 1998                       Date:  September 29, 1998
      --------------------------                      --------------------------








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                                                           Dated: April 27, 1998
                                   SCHEDULE A
                                     TO THE
                     MANAGEMENT AND ADMINISTRATION AGREEMENT
                           BETWEEN ALPINE EQUITY TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                    SERVICES

                  Administrator shall:

(a) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Funds' yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

(b) assist Trust counsel with the preparation of prospectuses, statements of additional information, registration statements, proxy materials and Board Meeting agendas;

(c) prepare such reports, applications and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Trust's shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Trust's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and the Trust's shares with state securities authorities to enable the Trust to make a continuous offering of its shares;

(d) develop and prepare, with the assistance of the Trust's investment adviser, communications to shareholders, including the annual report to shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

(e) administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

(f) supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to shareholders;

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(g)               calculate performance data of the Funds for dissemination to information services covering the investment company industry;

(h) coordinate and supervise the preparation and filing of the Trust's tax returns;

(i) examine and review the operations and performance of the various organizations providing services to the Trust or any Fund of the Trust, including, without limitation, the Trust's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board of Trustees, report to the Board on the performance of such organizations;

(j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate the layout and printing of the Trust's semi-annual and annual reports to shareholders;

(k) assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

(l) provide individuals reasonably acceptable to the Trust's Board of Trustees to serve as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees;

(m) advise the Trust and its Board of Trustees on matters concerning the Trust and its affairs;

(n) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees;

(o) monitor and advise the Trust and its Funds concerning their registered investment company status under the Internal Revenue Code of 1986, as amended;

(p) perform all administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust's or such Fund's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

(q) furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust and Administrator shall determine desirable;


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(r)               prepare and file with the SEC the semi-annual report for the
                  Trust on Form N-SAR and all required notices pursuant to Rule 24f-2; and

(s) prepare Administrator and Distributor reports for inclusion in Board meeting materials and review other Board meeting materials, as requested by the Trust.

                  Administrator shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time.












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